Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-165672

FINAL TERM SHEET
Dated May 13, 2010

CVS CAREMARK CORPORATION

Issuer:	CVS Caremark Corporation (“CVS Caremark”)

Description of Securities:	$550,000,000 3.250% Senior Notes due May 18, 2015 (“2015 Notes”)
$450,000,000 4.750% Senior Notes due May 18, 2020 (“2020 Notes”)

Security Type:	Senior Notes

Legal Format:	SEC Registered (Registration No. 333-165672)

Settlement Date:	May 18, 2010 (T+3)

Maturity Date:	May 18, 2015
May 18, 2020

Issue Price:	2015 Notes: 99.854% of principal amount
2020 Notes: 99.505% of principal amount

Coupon:	2015 Notes: 3.250%
2020 Notes: 4.750%

Benchmark Treasury:	2015 Notes: 2.500% UST due April 30, 2015
2020 Notes: 3.625% UST due February 15, 2020

Benchmark Treasury Strike:	2015 Notes: 101-0+; 2.282%
2020 Notes: 100-16; 3.563%

Spread to Benchmark Treasury:	2015 Notes: +100 basis points (1.000%)
2020 Notes: +125 basis points (1.250%)

Yield to Maturity	2015 Notes: 3.282%
2020 Notes: 4.813%

Interest Payment Dates:	Semi-annually on May 18 and November 18, commencing on November 18, 2010

Change of Control:
Upon the occurrence of both (i) a change of control of CVS Caremark and (ii) a downgrade of the notes below an investment grade rating by each of Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, CVS Caremark will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.  See “Description of the Notes – Change of Control” on page S-15 of the Preliminary Prospectus Supplement dated May 13, 2010.

Redemption Provisions:	2015 Notes: Make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 15 basis points
2020 Notes: Prior to six months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. Thereafter, redeemable at 100%.

Denominations:	$2,000 and integral multiples of $1,000 thereof

Use of Proceeds:	For general corporate purposes, including the repayment of certain corporate debt. See “Use of Proceeds” on page S-7 of the Preliminary Prospectus Supplement dated May 13, 2010.

Underwriting Discounts and Commissions:	2015 Notes: 0.600%
2020 Notes: 0.650%

Joint Book-Running Managers:	Barclays Capital Inc.
Banc of America Securities LLC
BNY Mellon Capital Markets, LLC
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC

CUSIP Number:	2015 Notes: 126650BT6
2020 Notes: 126650BU3

Ratings*:	Baa2 / BBB+ / BBB+ (Moody’s / S&P / Fitch)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling toll-free 1-888-603-5847.